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                                                                    EXHIBIT 3.82

                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF
                           TEAM HEALTH SOUTHWEST, L.P.

      This Certificate of Limited Partnership of Team Health Southwest, L.P. ("Limited Partnership") is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

      I.    The name of the limited partnership is Team Health Southwest, L.P.

      2. The address of the registered office of the limited partnership in Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The limited partnership's registered agent at that address is Corporation Service Company.

      3.    The name and address of the general partner is:

            NAME                          ADDRESS

            Team Radiology, Inc.          1900 Winston Road, Suite 300
                                          Knoxville, TN 37919

      IN WITNESS WHEREOF, the undersigned, constituting the sole general partner of the Limited Partnership, have caused this Certificate of Limited Partnership to be duly executed as of the 20th day of May, 1998.

                                    TEAM RADIOLOGY, INC., its General Partner

                                    By: /s/ Tracy P. Thrasher
                                        ______________________________________
                                    Name: Tracy P. Thrasher
                                    Its:  Vice President and Secretary